FOR IMMEDIATE RELEASE

Contact: Kyle Stults
Investor Relations
(410) 740-0081

MARTEK ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

RECORD REVENUES AND CASH GENERATION

COLUMBIA, MD. – June 6, 2006: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter of fiscal 06 (2nd Qtr 06), which ended April 30, 2006. For the 2nd Qtr 06, revenues of $70.2 million were achieved, compared to $55.8 million for the second quarter of fiscal 05 (2nd Qtr 05). For the 2nd Qtr 06, Martek generated net income of $6.3 million, or $0.19 per diluted share, compared to net income of $3.4 million, or $0.11 per diluted share, for the 2nd Qtr 05. The 2nd Qtr 06 earnings include stock-option-based compensation expenses of approximately $1.0 million resulting from the Company’s adoption of SFAS 123R in fiscal 2006. If these non-cash compensation expenses were excluded, net of their income tax effects, the Company’s net income on a non-GAAP basis would have been $6.9 million, or $0.21 per diluted share, for the 2nd Qtr 06 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

“Martek is rolling again with record revenues and cash generation as well as near record profits. The future looks bright with strong interest from food companies and expanded international infant formula sales,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

2nd Qtr Consolidated Financial Results

Total revenues for the 2nd Qtr 06 were $70.2 million, an increase from $55.8 million for the 2nd Qtr 05 and from $62.9 million for the first quarter of fiscal 2006. Contributing to the sequential quarter growth was an increase in product sales during the 2nd Qtr 06 of $4.7 million primarily due to increased sales to the Company’s core infant formula customers generated from higher product sales by these customers in the U.S. and in international markets, particularly Asia. Contract manufacturing revenue also grew during the 2nd Qtr 06 to $5.0 million from $2.4 million in the first quarter.

Gross profit margin percentage for the 2nd Qtr 06 was 39% compared to 37% for the 2nd Qtr 05 largely due to improved DHA productivity and the discontinuation of ARA overseas air freighting. The gross profit margin percentage improvement was realized despite including idle capacity costs in the current quarter of $1.7 million and lower contract manufacturing margins. Idle capacity costs represent certain fixed period costs associated with underutilized manufacturing capacity and are expected to continue until higher revenue and related production activities are realized. Martek’s capacity is a critical requirement for long-term supply agreements with large food and beverage companies. This capacity is also needed to achieve the Company’s medium-term revenue and market share objectives in the infant formula, perinatal products and food and beverage markets.

Research and development expenses in the 2nd Qtr 06 were $6.3 million, an increase of $900,000 from the 2nd Qtr 05. Research and development expenses in the 2nd Qtr 06 include non-cash stock-option-based compensation charges of $300,000. The remaining increase was due mainly to additional costs incurred by the Company on clinical studies focusing on the cognitive benefits of DHA.

Selling, general and administrative expenses were $10.3 million in the 2nd Qtr 06, an increase of $2.2 million from the 2nd Qtr 05. These expenses for the 2nd Qtr 06 include non-cash stock-option-based compensation charges of $600,000. The remaining increase primarily resulted from an expansion of the Company’s sales and marketing staff and higher employee compensation costs.

Income before income taxes was $9.9 million in the 2nd Qtr 06 compared to $5.4 million in the 2nd Qtr 05. Net income of $6.3 million, or $0.19 per diluted share, was realized in the 2nd Qtr 06 compared to $3.4 million, or $0.11 per diluted share, realized in the 2nd Qtr 05. If the non-cash compensation expenses of approximately $1.0 million resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $6.9 million, or $0.21 per diluted share, for the 2nd Qtr 06 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Year-to-date Consolidated Financial Results

Total revenues for fiscal 2006 year-to-date (06 YTD) were $133.1 million, an increase of $10.8 million or 9% over $122.3 million for fiscal 2005 year-to-date (05 YTD), due mainly to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin was 39% for both 06 YTD and 05 YTD, with 06 YTD including $3.4 million of idle capacity costs. Research and development expenses increased by $1.6 million or 16% in 06 YTD compared to 05 YTD due to stock-option-based compensation charges of $700,000 and additional DHA clinical study costs. Selling, general and administrative expenses increased by $3.9 million or 24% in 06 YTD over 05 YTD because of stock-option-based compensation charges of $1.3 million and higher personnel costs. Other operating expenses of $500,000 and $5.6 million were incurred in 06 YTD and 05 YTD, respectively, and relate primarily to certain production start-up costs. Income before income taxes increased by $2.2 million or 13% in 06 YTD compared to 05 YTD. Net income of $11.9 million, or $0.37 per diluted share, was realized in 06 YTD, compared to net income of $10.5 million, or $0.33 per diluted share, in 05 YTD. If the non-cash compensation expenses of approximately $1.9 million resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $13.1 million, or $0.40 per diluted share, for 06 YTD (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

The Company generated record cash flows from operations of $11.9 million in 06 YTD due primarily to strong earnings. During the 2nd Qtr 06, Martek paid down its long-term revolving credit facility by $20 million and as of April 30, 2006, Martek had approximately $25.6 million in cash and had maximum available additional borrowings under the revolving credit facility of $92 million.

Recent Highlights

•	International Sales Growth – Martek’s international sales have continued to grow and now represent more than 40% of total product sales. In this regard, four of Martek’s five largest infant formula licensees recently disclosed double-digit growth in their sales of infant formula and toddler products in international markets. We believe that this international growth has been mainly driven by sales increases in Asian markets from products using Martek oils.

•	Multi-Year Worldwide Exclusive Supply Agreement Signed – In May 2006, the Company announced that it has entered into a long-term supply agreement with Mead Johnson Nutritionals, a leading worldwide infant formula producer and the largest infant formula manufacturer in the United States. Under the agreement, Martek will serve as the exclusive worldwide DHA and ARA supplier for all Mead Johnson infant formula products. The agreement provides for a ten-year term with certain rights for either party to terminate the arrangement after December 31, 2011. Martek has been supplying DHA and ARA to Mead Johnson for use in infant formula under a 25-year license agreement signed in 1992, which has been incorporated into the new agreement and remains in effect.

•	Ross Products Generally Recognized as Safe (GRAS) Notification – In May 2006, the FDA notified Ross Products that it had no questions at that time regarding Ross’ conclusion that DHA from tuna and ARA from Mortierella Alpina are safe as sources of DHA and ARA in certain infant formulas at certain levels. Martek responded by noting its belief that any impact of the FDA’s acceptance of the GRAS notification on its business will be immaterial. This conclusion is based upon the Company’s U.S. patents, related license agreements and other market factors, including the fact that the levels of DHA and ARA specified in the notification are significantly lower than the levels used in the majority of all infant formula sold in the U.S.

•	New Vice President of International Sales – In May 2006, Brian Sparg joined Martek as Vice President of International Sales. Prior to joining Martek, Mr. Sparg spent 22 years at Wyeth, recently serving for five years as Group Vice President, Wyeth Nutrition. In this position, he led the global nutrition business unit and was instrumental in the worldwide launch and success of Wyeth Nutritional infant and pediatric formulas containing Martek DHA™ and ARA. Prior to that, Mr. Sparg had leadership roles at both Wyeth and Lederle Laboratories in business units focusing on consumer healthcare products. Mr. Sparg has strong expertise in the establishment and growth of operations in developing countries, particularly in the Asia/Pacific region. Mr. Sparg received his M.B.A. from the University of Witwatersrand, South Africa and his B.S. degree in biochemistry from the University of Natal, South Africa.

•	Contract Manufacturing Update – In March 2006, the Company announced that it has been selected by Roche as a production partner for shikimic acid, the starting material used to produce Tamiflu®. Demand for Tamiflu® has increased as countries are stockpiling the product in the event of an avian flu pandemic. Sales of shikimic acid to Roche contributed to a portion of the growth in contract manufacturing revenues during the 2nd Qtr 06. Total sales of shikimic acid to Roche are not expected to be material to Martek in fiscal 2006.

•	New Data Published on Benefits of DHA – Recently published reports further discuss the benefits of DHA supplementation.

•	A letter published by world-renowned scientist Dr. B. Ames and associate J. McCann in April 2006 in the American Journal of Clinical Nutrition urges the American Academy of Pediatrics to strengthen its position on the addition of DHA to infant formula.

•	Research conducted by Dr. E. Kawakita and others published in March 2006 in Neuroscience demonstrated that DHA both in cell culture and animals stimulated new nerve cell growth. This supports the important role of DHA in the developing brain.

•	Research conducted by Alan Grossfield and others published in March 2006 in the Proceedings of the National Academy of Sciences demonstrated the important role of DHA in rhodopsin function, the light receptor protein in the retina that converts photons to electrons for processing in the brain.

•	A study conducted by Dr. C. Agostoni and others published in March 2006 in Developmental Medicine & Child Neurology found that in children with the rare genetic disorder phenylketonuria (PKU), addition of DHA in formula was associated with improved visual scores.

•	A study published by Dr. D. Hoffman and others in March 2006 in Journal of Pediatric Gastroenterology and Nutrition demonstrated that increasing levels of alpha linolenic acid in formula was not adequate to improve DHA levels in infants receiving formula. They concluded that healthy formula fed infants appear to require preformed DHA in an amount closer to that of average worldwide human milk in order to approximate the DHA levels seen in breastfed infants.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share that exclude non-cash, stock-option-based compensation expenses. The exclusion of such amounts was formerly permitted under GAAP but is now inconsistent with GAAP as a result of the Company’s adoption of SFAS 123R in fiscal 2006. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when these amounts were excluded under GAAP. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein:

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Net income, as reported under GAAP	$6,288	$3,433	$11,871	$10,505
Add: Stock-option-based compensation resulting from
the adoption of SFAS 123R in fiscal 2006	954	—	1,942	—
Deduct: Tax benefit of stock-option-based compensation	(348)	—	(709)	—

Non-GAAP net income measure	$6,894	$3,433	$13,104	$10,505

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly and year-to-date earnings and other current business issues on Tuesday, June 6, 2006 at 4:45 p.m. Eastern Time by accessing Martek’s website at www.martek.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on July 6, 2006.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding growth in and size of product markets, customer penetration levels and expansion initiatives, future revenue and profit trends and product introductions; (2) expectations regarding future costs of production of nutritional oils and production capacity utilization; and (3) expectations regarding the continued strong interest of food companies, immaterial effect of the Ross Products GRAS notification and demand for Tamiflu®. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part II, Item 1A of the Company’s Form 10-Q for the fiscal quarter ended January 31, 2006 and other filed reports on Form 10-K-A, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces Martek DHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Revenues:
Product sales	$65,210	$52,834	$125,707	$115,945
Contract manufacturing sales	5,008	2,997	7,403	6,375

Total revenues	70,218	55,831	133,110	122,320

Cost of revenues:
Cost of product sales	36,476	32,792	70,943	68,894
Cost of contract manufacturing sales	4,777	2,585	6,816	5,389
Idle capacity costs	1,722	—	3,425	—

Total cost of revenues	42,975	35,377	81,184	74,283

Gross margin	27,243	20,454	51,926	48,037

Operating expenses:
Research and development (1)	6,258	5,321	11,738	10,137
Selling, general and administrative (1)	10,270	8,107	20,137	16,252
Other operating expenses	435	2,075	476	5,560

Total operating expenses	16,963	15,503	32,351	31,949

Income from operations	10,280	4,951	19,575	16,088
Interest and other, net	(380)	456	(881)	456

Income before income tax provision	9,900	5,407	18,694	16,544
Income tax provision (1)	3,612	1,974	6,823	6,039

Net income	$6,288	$3,433	$11,871	$10,505

Basic earnings per share	$0.20	$0.11	$0.37	$0.34

Diluted earnings per share	$0.19	$0.11	$0.37	$0.33

Shares used in computing basic earnings per share	32,099,288	31,497,317	32,077,250	30,540,473
Shares used in computing diluted earnings per share	32,605,494	32,649,141	32,481,844	31,595,277
(1) Includes the following amounts related to stock-option-based compensation expense:
Research and development	$308	$—	$660	$—
Selling, general and administrative	646	—	1,282	—
Income tax provision	(348)	—	(709)	—

Condensed Consolidated Balance Sheets Data

	April 30,	October 31,
	2006	2005
Assets:
Cash, cash equivalents and short-term investments	$25,570	$33,347
Accounts receivable, net	31,564	27,603
Inventories, net	102,628	91,535
Other current assets	11,366	5,929
Property, plant and equipment, net	288,699	290,733
Long-term deferred tax asset	41,433	48,201
Goodwill and other long-term assets, net	84,556	81,137

Total assets	$585,816	$578,485

Liabilities and stockholders’ equity:
Current liabilities	$36,582	$34,206
Non-current liabilities	62,560	75,074
Stockholders' equity	486,674	469,205

Total liabilities and stockholders’ equity	$585,816	$578,485

Condensed Consolidated Cash Flow Data

	Six months ended April 30,
	2006	2005
Operating activities:
Net income	$11,871	$10,505
Non-cash items	16,756	15,051
Changes in operating assets and liabilities, net	(16,746)	(28,301)

Net cash provided by (used in) operating activities	11,881	(2,745)

Investing activities:
Expenditures for property, plant and equipment	(4,631)	(45,546)
Other investing activities, net	(3,035)	2,942

Net cash used in investing activities	(7,666)	(42,604)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(2,505)	(3,810)
Repayments under revolving credit facility, net	(12,000)	(30,000)
Proceeds from common stock and stock options, net	2,513	93,581

Net cash (used in) provided by financing activities	(11,992)	59,771

Net change in cash, cash equivalents and short-term investments	(7,777)	14,422
Cash, cash equivalents and short-term investments, beginning of period	33,347	42,650

Cash, cash equivalents and short-term investments, end of period	$25,570	$57,072